Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Introduces Initial Fiscal Year 2013 Earnings Outlook

Virginia Beach, VA (December 12, 2012) — In conjunction with its 2012 Investor Day, JTH Holding, Inc. (NASDAQ:TAX), the parent company of Liberty Tax Service, is introducing its initial fiscal year 2013 earnings outlook.  The Company expects net income to be in the range of $20.0 million - $21.5 million, an increase of 15-23% over the prior year. These estimates include the following full-year assumptions, among others:

•                  Total office growth of 11-13%;

•                  Total revenues in the range of $131 million - $136 million; and

•                  Effective tax rate of 38.6%.

The presentation will begin at 2:00pm ET at the Millennium Broadway Hotel New York.  The Company will also be webcasting the presentations, and the webcast and accompanying slides may be accessed on the Investor Relations page of its website, www.libertytax.com, under About Liberty Tax.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About JTH Holding, Inc.

JTH Holding, Inc. is the parent company of Liberty Tax Service. Liberty Tax Service is the fastest-growing retail tax preparation company in the industry’s history. Founded in 1997 by CEO John T. Hewitt, a pioneer in the tax industry, Liberty Tax Service has prepared over 10 million individual income tax returns. With 43 years of tax industry experience, Hewitt stands as the most experienced CEO in the tax preparation industry, having also founded Jackson Hewitt Tax Service. Liberty Tax Service is the only tax franchise on the Forbes “Top 20 Franchises for the Buck.”